MEDL MOBILE APPOINTS NEW CHIEF FINANCIAL OFFICER

Founding Member of Buy.com Joins Mobile Leader to Guide Company in Time of Increasing Mobile Growth.

FOUNTAIN VALLEY, CA, November 14, 2012 (GLOBE NEWSWIRE) – MEDL Mobile, Inc.(OTCBB:MEDL.OB - News) – a pioneer in the creation, development, marketing and monetization of mobile apps – announced that it has hired Murray Williams as its Chief Financial Officer.

Mr. Williams was one of the founding members of Buy.Com, Inc. and was its Chief Financial Officer during a three and a half year tenure in which Buy.com sold over $1 billion in products. Buy.com was the fastest growing company in the world with sales of $125 million in its first year of operations.  Mr. Williams created, developed and managed the finance, accounting, legal, business development and human resource departments, raised $225 million in private funding, took the company public with a $2 billion valuation and managed Buy.Com’s expansion into Europe, Canada and Australia.

Mr. Williams last served as the Chief Financial Officer, Treasurer and Secretary of GTX Corp, a public company engaged in the commercialization of miniaturized assisted GPS tracking and cellular location-transmitting technologies. From 2001 to 2008 Mr. Williams served as an independent consultant and interim CFO for various public companies in the technology industry.

Prior to Buy.com, Mr. Williams was employed with KPMG Peat Marwick, LLP, and last served as a Manager in their assurance practice where he managed a team of over 20 professionals specializing in financial services.  Mr. Williams has helped take seven companies public since February 2000.  Mr. Williams received his CPA license in 1995 and  received degrees in both Accounting and Real Estate from the University of Wisconsin-Madison in 1992. Mr. Williams has served on the board of directors of various public companies as the Audit Committee Chairman.

“Murray is a 20-year financial veteran who truly understands technology and shares the vision of MEDL,” said Andrew Maltin, MEDL CEO. “His experience will be invaluable while mobile experiences similar growth to what he saw, and helped build, in the early Internet era.”

About MEDL Mobile

The Company develops, acquires and publishes a growing library of mobile applications which perform specific functions for the user on the Apple and Android platforms. The Company licenses its technology and performs custom development for key clients such as Monster.com, New York Times Company, Teleflora, Telefonica and Medtronic, allowing the company to grow the overall library of technology greatly extending the potential reach of the Mobile Brain. The Company enters into partnerships to mobilize and monetize IP with such notable names as Encyclopedia Britannica, MTV’s Pauly D, Cheech & Chong, Rampage Jackson and Marlee Matlin. The Company is establishing a business model in which it expects to generate multiple revenue streams, including development fees, download and in-app purchases, advertising, sponsorship and licensing of technology. User analytics are collected by the Company’s growing Mobile Brain which processes user data in order to create better distribution and monetization of mobile applications. The Company’s Software Development Kit (SDK) consists of a growing suite of tools which have been designed to help developers to better market and monetize their mobile applications. For more information about MEDL Mobile, please visit www.medlmobile.com.

Forward-Looking Statements

Certain statements contained herein constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, estimates and projections about MEDL Mobile's industry, management's beliefs and certain assumptions made by management. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Because such statements involve risks and uncertainties, the actual results and performance of the Company may differ materially from the results expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Potential risks and uncertainties include but are not limited to the ability to integrate Inedible Software apps and platform into MEDL's product offering, the ability to procure, properly price, retain and successfully complete projects, and changes in products and competition. Unless otherwise required by law, the Company also disclaims any obligation to update its view of any such risks or uncertainties or to announce publicly the result of any revisions to the forward-looking statements made here. Readers should review carefully reports or documents the Company files periodically with the Securities and Exchange Commission.

For more information about MEDL Mobile, please visit http://www.medlmobile.com.

Media Contact:
DJ Swanepeol
MEDL Mobile
DJ@medlmobile.com
714-617-1991

Investor Relations Contact:
RedChip Companies, Inc.
Jon Cunningham
800-733-2447, Ext. 107
407-644-4256, Ext. 107
info@redchip.com
http://www.redchip.com